Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

TESSPAY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value	457(o)			$7,475,000	0.0001476	$1,103.31
	Equity	Representative’s Warrant (4)	457(g)		-	-	-	-	(5)
Fees to Be Paid	Equity	Common stock issuable upon the exercise of the Representative’s Warrant (6)	457(o)			$411,125	0.0001476	$60.68

	Total Offering Amounts					$7,886,125		$1,163.99
	Total Fees Previously Paid							$1,074.46
	Total Fee Offsets							$0
	Net Fee Due							$89.53

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction, and the shares of common stock set forth in this table shall be adjusted to include such shares, as applicable.
(2)	Includes shares of common stock of TessPay Inc. (the “Company” or “registrant”), which the underwriters have the right to purchase to cover over-allotments. See “Underwriting.”
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant and includes the offering price of shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.
(5)	No fee required pursuant to Rule 457(g).
(6)	We have agreed to issue to the representative of the underwriters (the “Representative”), upon the closing of this offering, warrants to purchase up to an aggregate number of shares of our common stock (the “Representative’s Warrants”) in an aggregate equal to five percent (5%) of the aggregate number of shares of common stock to be issued and sold in this offering. The Representative’s Warrants are exercisable at a per share price equal to 110% of the public offering price per share of the shares of common stock sold in this offering. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $411,125, which is equal to 110% of $373,750 (5.0% of $7,475,000). See “Underwriting”.